Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 16, 2014 (except for Note 11 Earnings per Share and Schedule I, as to which the date is May 30, 2014), in the Registration Statement (Form S-1) and related Prospectus of FDO Holdings, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Atlanta, Georgia
November 7, 2014